EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213856, 333-213857, 333-55060, 333-67356, 333-88411, 333-122660, 333-122661, 333-137878, 333-137879, 333-146107, 333-151804, 333-155978, 333-162876, 333-199166 and 333-220045 on Form S-8 of our reports dated June 8, 2018, relating to the financial statements of Electro Scientific Industries, Inc., and the effectiveness of Electro Scientific Industries, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Electro Scientific Industries, Inc. for the year ended March 31, 2018.

/s/ Deloitte & Touche LLP

Portland, Oregon
June 8, 2018